Exhibit 99.1

MARAVAI LIFESCIENCES REPORTS SECOND QUARTER FINANCIAL RESULTS AND UPDATES 2021 FINANCIAL GUIDANCE

SAN DIEGO — August 10, 2021 — Maravai LifeSciences Holdings, Inc. (Maravai) (NASDAQ: MRVI), a global provider of life science reagents and services to researchers and biotech innovators, today reported financial results for the second quarter ended June 30, 2021, together with other business updates. Highlights include:

•Revenue increased 364.3% to $217.8 million for the second quarter;
•Net income of $134.3 million for the second quarter;
•2021 revenue guidance increasing to a range of $745.0 million to $770.0 million;
•Agreement reached for divestiture of Protein Detection business segment to Thompson Street Capital Partners; and
•Facility expansion plans to meet growing demand for Nucleic Acid Production and Biologic Safety Testing businesses.

"Maravai had an incredibly strong first half of 2021, and we feel very good about the momentum we are seeing across our business,” said Carl Hull, Chairman and CEO. “In particular, we anticipate continued robust growth in our Nucleic Acid Production business, and we are increasing our guidance to reflect stronger demand expectations for the remainder of the year,” added Hull.

Revenue for the Second Quarter and Year to Date 2021

	Three Months Ended June 30,
	2021	2020	Year-over-Year % Change
Nucleic Acid Production	$192,521	$30,424	532.8%
Biologics Safety Testing	18,208	12,364	47.3%
Protein Detection	7,046	4,117	71.1%
Total revenue	$217,775	$46,905	364.3%

	Six Months Ended June 30,
	2021	2020	Year-over-Year % Change
Nucleic Acid Production	$316,453	$60,913	419.5%
Biologics Safety Testing	35,857	26,658	34.5%
Protein Detection	13,676	10,315	32.6%
Total revenue	$365,986	$97,886	273.9%

Second Quarter Fiscal 2021 Financial Results

Revenue for the second quarter was $217.8 million, representing a 364.3% increase over the same period in the prior year and was driven by the following:

•Nucleic Acid Production revenue was $192.5 million for the second quarter, representing a 532.8% increase year-over-year. The increase in Nucleic Acid Production revenue was driven by: continued strong demand for our proprietary CleanCap® analogs as COVID-19 vaccine manufacturers scale production; and increasing demand for mRNA products as this technology becomes incorporated into more therapeutic and vaccine programs.

•Biologic Safety Testing revenue was $18.2 million for the second quarter, representing a 47.3% increase year-over-year. The increase was driven by continued high demand and stocking of our products as a result of increased COVID-19 related therapeutic program and analytical needs; and strong sales due to the breadth of our global product offerings supporting cell and gene therapies, biosimilars and biologic development programs.

•Protein Detection revenue was $7.0 million for the second quarter, representing a 71.1% increase year-over-year. The increase was primarily due to the resumption of research laboratory work from prior shutdowns as a result of the COVID-19 pandemic, coupled with increased demand for our products.

Net income and Adjusted EBITDA (non-GAAP) were $134.3 million and $164.7 million, respectively, for the second quarter of 2021, compared to $1.4 million and $17.5 million for the second quarter of the prior year.

Six Months Ended June 30, 2021 Financial Results

Revenue for the six months ended June 30, 2021 was $366.0 million, representing a 273.9% increase over the same period in the prior year and was driven by the following:

•Nucleic Acid Production revenue of $316.5 million for the six months ended June 30, 2021, representing a 419.5% increase year-over-year.

•Biologic Safety Testing revenue of $35.9 million for the six months ended June 30, 2021, representing a 34.5% increase year-over-year.

•Protein Detection revenue of $13.7 million for the six months ended June 30, 2021, representing a 32.6% increase year-over-year.

Net income and Adjusted EBITDA (non-GAAP) were $210.2 million and $266.7 million, respectively, for the six months ended June 30, 2021, compared to $25.3 million and $47.1 million for the same period last year.

Sale of Protein Detection Business

Maravai entered into a definitive agreement to sell Vector Laboratories, Inc. (Vector), its Protein Detection business segment, to Thompson Street Capital Partners, a St. Louis-based private equity firm, for a purchase price of $124.0 million in cash, subject to customary purchase price adjustments and closing conditions.

Following the closing of this transaction, which is expected in the third quarter of 2021, Vector will operate as an independent, privately-held business, headed by its current Chief Operating Officer, Lisa Sellers, Ph.D.

“We are very proud of the progress made and value created during the five years that Vector has been part of Maravai,” said Hull. “During that time, we brought in Dr. Sellers to lead the team and launched a number of innovative solutions to better serve our academic and early development stage customers, which have strengthened Vector’s operations. Considering the significant market opportunities in Maravai’s other businesses that will likely require incremental investment and management attention, we believe that Thompson Street Capital Partners will better enable Vector’s next phase of development while allowing us to focus on our other businesses.”

“We are thankful for the commercial expertise and collaborative experience that we had with Maravai and are excited about our future with the Thompson Street Capital Partners team,” said Dr. Sellers. “Vector has a great foundation to build off as we enter our next growth phase and bring new innovations to market.”

Kirkland & Ellis LLP provided legal counsel to Maravai in the transaction and Sidley Austin LLP provided legal counsel to Thompson Street Capital Partners.

Maravai intends to use its net proceeds from the sale for general corporate purposes, including organic growth investments and potential M&A opportunities.

Centers of Excellence Established with Facilities Expansion Plans

The Company has signed a lease for an additional facility in San Diego, CA and will move some of its current Nucleic Acid Production operations to the new site, which it anticipates will allow it to increase capacity for commercial CleanCap production, as well as expand its small molecule platform, mRNA support and development, and GMP API manufacturing. The current facility in San Diego is expected to become the Manufacturing Center of Excellence for mRNA Technologies, and the planned second San Diego site is anticipated to house both our Innovation Center of Excellence and Oligonucleotide/Chemistry Center of Excellence.

Maravai also entered into a new lease agreement to relocate its Biologic Safety Testing business in Southport, NC to Leland, NC. The new state-of-the-art facility will more than double its BIologics Safety Testing business segment’s operational square footage, supporting current and future growth. The fully customized design will significantly increase cold storage capacity, provide a Mass Spectrometry Center of Excellence and specialized cell culture facilities, among other R&D, laboratory and automation upgrades.

Planned occupancy for both sites is anticipated in mid-2022.

Updated Financial Guidance for 2021

Our updated financial guidance for the full year 2021 is based on expectations for our existing business and does not include the financial impact of potential new acquisitions, if any, or items that have not yet been identified or quantified. Guidance does include revenue contribution from our Protein Detection business from January 2021 through the anticipated closing of the sale to Thompson Street Capital Partners, which is expected to occur in the third quarter of 2021, subject to customary closing conditions.

This guidance is subject to a number of risks and uncertainties identified in the Forward-Looking Statements below.

Total revenue for 2021 is projected to be in the range of $745.0 million to $770.0 million, reflecting overall growth of 162.2% to 171.0%.

Adjusted EBITDA (non-GAAP) is expected to be in the range of $515.0 million to $535.0 million.

Adjusted fully diluted EPS (non-GAAP) is expected to be in the range of $1.30 - $1.36 per share. Adjusted fully diluted EPS (non-GAAP) is based on the assumption that all Class B shares are converted to Class A shares. The net income (loss) included in the Adjusted fully diluted EPS (non-GAAP) has been adjusted to eliminate the net income (loss) attributable to non-controlling interest as a result of the assumed full conversion of Class B shares for Class A shares and is further adjusted for certain items that we do not believe directly reflect our core operations. All such adjustments have been tax effected at the mid-point of an assumed statutory tax rate range of 23.0% to 24.0%.

Maravai cannot provide guidance for the most closely comparable GAAP measures or reconciliations for the non-GAAP financial measures included in the updated 2021 guidance above because we are unable to provide a meaningful or accurate calculation or estimation of certain reconciling items without unreasonable effort. This is due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including net income attributable to noncontrolling interest, variations in effective tax rate, expenses to be incurred for acquisition activities, and the diluted weighted average number of shares of Class A common stock outstanding for the applicable period from potential proforma exchanges of outstanding Class B common shares for shares of Class A common stock. Thus, we are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available. However, 2021 interest expense is expected to be in the range of $33.0 million to $35.0 million, 2021 depreciation and amortization is also expected to be in the range of $29.0 million to $32.0 million, and 2021 equity-based compensation is expected to be in the range of $10.0 million to $12.0 million.

MARAVAI LIFESCIENCES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except share and unit amounts and per share and per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$217,775	$46,905	$365,986	$97,886
Operating expenses
Cost of revenue	37,513	21,197	67,881	36,494
Research and development	1,932	1,600	4,096	5,344
Selling, general and administrative	24,085	15,988	47,322	32,114
Gain on sale and leaseback transaction	—	—	—	(19,002)
Total operating expenses	63,530	38,785	119,299	54,950
Income from operations	154,245	8,120	246,687	42,936
Other income (expense)
Interest expense	(8,512)	(7,463)	(17,282)	(14,845)
Change in payable to related parties pursuant to the Tax Receivable Agreement	—	—	5,886	—
Other (expense) income	(3)	20	—	100
Income before income taxes	145,730	677	235,291	28,191
Income tax expense (benefit)	11,386	(765)	25,095	2,870
Net income	134,344	1,442	210,196	25,321
Net income attributable to noncontrolling interests	85,269	19	137,874	509
Net income attributable to Maravai LifeSciences Holdings, Inc.	$49,075	$1,423	$72,322	$24,812

Net income per share/unit attributable to Maravai LifeSciences Holdings, Inc.:
Basic	$0.44	$0.00	$0.69	$0.09
Diluted	$0.44	$0.00	$0.69	$0.09

Weighted average number of shares/units outstanding:
Basic	112,203,530	253,916,941	104,467,998	253,916,941
Diluted	112,280,375	253,916,941	257,685,618	253,916,941

MARAVAI LIFESCIENCES HOLDINGS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(Unaudited)
(in thousands, except share amount and per share amounts)

Net Income to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income	$134,344	$1,442	$210,196	$25,321
Add:
Amortization	5,040	5,041	10,081	10,116
Depreciation	2,297	1,434	4,151	3,125
Interest Expense	8,512	7,463	17,282	14,845
Income tax expense (benefit)	11,386	(765)	25,095	2,870
EBITDA	161,579	14,615	266,805	56,277
Acquisition integration costs (1)	13	2,913	(798)	3,602
Amortization of lease facility financing obligation (2)	(1,049)	—	(1,049)	—
Acquired in-process research and development costs (3)	—	—	—	2,881
Equity-based compensation (4)	2,383	576	4,661	1,084
GTCR management fee (5)	—	218	—	429
Gain on sale and leaseback transaction (6)	—	—	—	(19,002)
Merger and acquisition related expenses (7)	997	(808)	1,916	94
Financing costs (8)	798	—	1,004	1,700
Tax receivable agreement liability adjustment (9)	—	—	(5,886)	—
Adjusted EBITDA	$164,721	$17,514	$266,653	$47,065

Adjusted Net Income and Adjusted Net Income per Diluted Share
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income attributable to Maravai LifeSciences Holdings, Inc.	$49,075	*	$72,322	*
Net income impact from pro forma conversion of Class B shares to Class A common shares	85,269	*	137,874	*
Adjustment to the provision for income tax (10)	(20,038)	*	(33,032)	*
Tax-effected net income	114,306	*	177,164	*
Acquisition integration costs (1)	13	*	(798)	*
Amortization of lease facility financing obligation (2)	(1,049)	*	(1,049)	*
Equity-based compensation (4)	2,383	*	4,661	*
Merger and acquisition related expenses (7)	997	*	1,916	*
Financing costs (8)	798	*	1,004	*
Tax receivable agreement liability adjustment (9)	—	*	(5,886)	*
Deferred tax expense related to historical exchanges (11)	(703)	*	4,580	*
Deferred tax expense related to assets held for sale (12)	(2,822)	*	(2,822)	*
Tax impact of adjustments (13)	(632)	*	171	*
Other adjustments (14)	1,297	*	2,255	*
Adjusted net income	$114,588	*	$181,196	*

Diluted weighted average shares of Class A common stock outstanding	257,723,991	*	257,685,618	*

Adjusted net income	$114,588	*	$181,196	*
Adjusted fully diluted EPS	$0.44	*	$0.70	*

____________________
Explanatory Notes to Reconciliations
(*) Information not presented for Pre-IPO period.
(1)Refers to incremental costs incurred to execute and integrate completed acquisitions.
(2)Refers to cash rent paid for our San Diego, CA facility which is recorded as a reduction to the financing lease obligation.
(3)Refers to in-process research and development charge associated with the acquisition of MockV Solutions, Inc.
(4)Refers to non-cash expense associated with equity-based compensation.
(5)Refers to cash fees paid to GTCR, LLC (“GTCR”), pursuant to the advisory services agreement that was terminated in connection with our IPO.
(6)Refers to the gain on the sale of our Burlingame, California facility, which was leased back to the Company in 2020.
(7)Refers to diligence, legal, accounting, tax and consulting fees incurred associated with acquisitions that were not consummated.
(8)Refers to transaction costs related to our IPO and the refinancing of our long-term debt that are not capitalizable or cannot be offset against proceeds from such transactions.
(9)Refers to the gain related to the adjustment of our tax receivable agreement liability primarily due to changes in our estimated state apportionment and the corresponding reduction of our estimated state tax rate.
(10)Represents additional corporate income taxes at an assumed effective tax rate of 23.9% applied to additional net income attributable to Maravai LifeSciences Holdings, Inc. from the assumed proforma exchange of all outstanding Class B common stock for shares of Class A common stock.
(11)Refers to deferred tax expense related to the adjustment of our deferred tax asset primarily due to changes in our estimated state apportionment and the corresponding reduction of our estimated state tax rate, as well as increases in Maravai LifeSciences Holdings, Inc.’s ownership in Maravai Topco Holdings, LLC.

(12)Refers to deferred tax expense related to our assets held for sale in connection with the anticipated sale of Vector Laboratories, Inc. and its subsidiaries.
(13)Represents income tax impact of non-GAAP adjustments and assumed proforma exchange of all outstanding Class B common stock for shares of Class A common stock at an assumed effective tax rate of 23.9%.
(14)Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from the tax basis step up associated with the purchase or exchange of Maravai Topco Holdings, LLC units and Class B common stock, net of payment obligations under the tax receivable agreement.

Non-GAAP Financial Information
This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measure include: Adjusted EBITDA, and Adjusted fully diluted Earnings Per Share (EPS).

We define Adjusted EBITDA as net income before interest, taxes, depreciation and amortization and adjustments to exclude, as applicable: (i) incremental costs incurred to execute and integrate completed acquisitions; (ii) amortization of lease facility financing obligations; (iii) charges for in-process research and development associated with completed acquisitions; (iv) non-cash expenses related to share-based compensation; (v) gain on sale and leaseback transaction; (vi) expenses incurred for acquisitions that were not consummated (including legal, accounting, and professional consulting services); (vii) transaction costs incurred for the initial public offering and debt refinancing; (viii) GTCR management fees; and (ix) loss (income) recognized during the applicable period due to changes in the tax receivable agreement liability. We define Adjusted Net Income as tax-effected earnings before the adjustments described above, and the tax effects of those adjustments. We define Adjusted Diluted EPS as Adjusted Net Income divided by the diluted weighted average number of Class A common stock outstanding for the applicable period, which assumes the proforma exchange of all outstanding Class B common stock for shares of Class A common stock.

These non-GAAP measures are supplemental measures of operating performance that is not prepared in accordance with GAAP and that does not represent, and should not be considered as, an alternative to net income, as determined in accordance with GAAP.

We use these non-GAAP measures to understand and evaluate our core operating performance and trends and to develop short-term and long-term operating plans. We believe the measures facilitate comparison of our operating performance on a consistent basis between periods and, when viewed in combination with our results prepared in accordance with GAAP, helps provide a broader picture of factors and trends affecting our results of operations.

These non-GAAP financial measures have limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, they should not be considered as a replacement for net income, as determined by GAAP, or as a measure of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes. The non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Conference Call and Webcast

Maravai’s management will host a conference call today at 2:00 p.m. PT/5:00 p.m. ET to discuss its financial results for the second quarter of fiscal year 2021. Approximately 10 minutes before the call, dial (833) 693-0536 or (661) 407-1576 and enter the conference ID number 2296674. For 72 hours following the call, an audio replay can be accessed by dialing (855) 859-2056 or (404) 537-3406 and using the conference number above. The call will also be available via live or archived webcast on the "Investors" section of the Maravai web site at https://investors.maravai.com/

About Maravai
Maravai is a leading life sciences company providing critical products to enable the development of drug therapies, diagnostics, novel vaccines and to support research on human diseases. Maravai’s companies are leaders in providing products and services in the fields of nucleic acid synthesis and biologic safety testing to many of the world's leading biopharmaceutical, vaccine, diagnostics, and cell and gene therapy companies.

For more information about Maravai LifeSciences, visit www.maravai.com.

Forward-looking Statements

This press release contains, and our officers and representatives may from time-to-time make, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release which are not strictly historical statements constitute forward-looking statements, including, without limitation, statements regarding our financial guidance for 2021, the strength of our business momentum and expectations for continued robust growth in our Nucleic Acid Production business, the anticipated timing of the closing of the sale of our Protein Detection business, the increases in capacity and operational expansion expected to result from new and additional facilities, constitute forward-looking statements and are identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•Certain of our products are used by customers in the production of vaccines and therapies, some of which represent relatively new and still-developing modes of treatment. Unforeseen adverse events, negative clinical outcomes, or increased regulatory scrutiny of these vaccines and therapies and their financial cost may damage public perception of the safety, utility, or efficacy of these vaccines and therapies or other modes of treatment and may harm our customers’ ability to conduct their business. Such events may negatively impact our revenue and have an adverse effect on our performance.

•We compete with life science, pharmaceutical and biotechnology companies who are substantially larger than we are and potentially capable of developing new approaches that could make our products, services and technology obsolete.
•We depend on a limited number of customers for a high percentage of our revenue. If we cannot maintain our current relationships with customers, fail to sustain recurring sources of revenue with our existing customers, or if we fail to enter into new relationships, our future operating results will be adversely affected.
•We rely on a limited number of suppliers or, in some cases, sole suppliers, for some of our raw materials and may not be able to find replacements or immediately transition to alternative suppliers.
•Such other factors as discussed throughout the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2020, as well as other documents on file with the Securities and Exchange Commission.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact Information:
Media Contact: Sara Michelmore
MacDougall
+1 781-235-3060
maravai@macbiocom.com

Investor Contact: Deb Hart
Maravai LifeSciences
+ 1 858-988-5917
ir@maravai.com